UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 14, 2007
TALX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Missouri	000-21465	43-0988805

(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification Number)
Incorporation)
11432 Lackland Road
St. Louis, Missouri 63146
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 214-7000
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.
Merger Agreement
On February 14, 2007, TALX Corporation, a Missouri corporation (“TALX”), entered into a merger agreement (the “Merger Agreement”) with Equifax Inc., a Georgia corporation (“Equifax”) and Chipper Corporation, a Missouri corporation and a direct wholly-owned subsidiary of Equifax (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, TALX will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a direct wholly owned subsidiary of Equifax (the “Merger”).
At the effective time and as a result of the Merger, in exchange for their shares of issued and outstanding TALX common stock, TALX shareholders may choose to receive (i) 0.861 of a share of Equifax common stock for each share of TALX common stock, (ii) $35.50 in cash for each of their shares or (iii) a combination of Equifax common stock for some shares and cash for other shares, subject to pro-ration as described below. However, this election is subject to the limitation that 75% of the outstanding shares of TALX will be exchanged for Equifax common stock and 25% of the outstanding shares of TALX common stock will be exchanged for cash, with proration to be applied in the event of oversubscription. On February 14, 2007, the closing price of Equifax shares on the New York Stock Exchange was $41.91, and the closing price of TALX shares on The NASDAQ Global Select Market was $35.02.
Pursuant to their terms, the vesting of all outstanding TALX stock options and shares of restricted stock will accelerate upon a “change of control,” as defined in the applicable plan or agreement, except for any shares of restricted stock awarded after the date of the Merger Agreement. All outstanding TALX stock options (whether vested or unvested) will be converted into options to acquire such number of shares of Equifax common stock, and at such exercise prices, as determined in accordance with the terms of the Merger Agreement.
The Merger Agreement provides that following the effective time of the Merger, Equifax’s board of directors shall appoint William W. Canfield to a vacancy or newly-created seat on such board of directors, to serve until his successor has been duly elected and qualified or until his earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Equifax and applicable law.
TALX and Equifax have made customary representations, warranties and covenants in the Merger Agreement. Each of TALX and Equifax have agreed to conduct their business in the ordinary and usual course during the interim period between the execution of the Merger Agreement and the consummation of the Merger. TALX has agreed to cause a shareholder meeting to be held to consider adoption of the Merger Agreement and the TALX Board of Directors will, subject to certain exceptions, recommend adoption by its shareholders of the Merger Agreement. Among other things, TALX has also agreed not to (1) solicit proposals relating to alternative business combination transactions or (2) subject to certain exceptions, enter into discussions concerning, or providing confidential information in connection with, alternative business combination transactions.

The completion of the Merger is subject to approval by the shareholders of TALX, regulatory approvals, including antitrust approval, and the satisfaction or waiver of other customary conditions. The Merger Agreement contains certain termination rights for both TALX and Equifax, including the right of TALX to terminate the Merger Agreement in order to enter into an alternative business combination that constitutes a “Superior Proposal” (as defined in the Merger Agreement) if TALX complies with certain notice and other requirements set forth in the Merger Agreement. Upon termination of the Merger Agreement under specified circumstances, one party may be required to pay the other party a termination fee of up to $12.0 million.
The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.
The Merger Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about TALX. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure letters that the parties exchanged in connection with signing the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations and warranties in the Merger Agreement (i) are subject to materiality standards contained in Section 5.1 and 5.2 of the Merger Agreement which may differ from what may be viewed as material by investors, (ii) in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts, and (iii) were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in TALX’s public disclosures.
Shareholder Agreement
The Merger Agreement requires that, at the effective time of the Merger, Equifax and William W. Canfield, the Chairman of the Board, Chief Executive Officer, and President of TALX (the “Shareholder”), enter into a Shareholder Agreement (the “Shareholder Agreement”). Pursuant to the Shareholder Agreement and subject to the terms and conditions contained therein, the Shareholder has agreed to vote, or cause to be voted, the Shareholder’s TALX shares (which currently constitute approximately 6% of the outstanding shares of TALX, including shares underlying stock options exercisable within 60 days) in favor of approval of the Merger Agreement, the Merger and each of the other transactions contemplated by the Merger Agreement and any other action intended to facilitate consummation of the transactions contemplated by the Merger Agreement. The Shareholder will vote, or cause to be voted, such shares against any acquisition proposal other than the Merger Agreement or any amendment of TALX’s articles of incorporation or bylaws, or any other proposal, action or transaction which would be reasonably expected to prevent or impede or delay the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement.
The Shareholder has agreed not to transfer, pledge, assign, tender or otherwise dispose of or consent to or permit any transfer of any shares or any interest therein, or enter into any contract, option or other arrangement with respect to any transfer (including any profit sharing or other derivative arrangement) of any shares or any interest therein, to any person other than pursuant to the Shareholder Agreement or the Merger Agreement, unless prior to any such transfer the transferee of such shares enters into a shareholder agreement with Equifax on terms substantially identical to the terms of this Shareholder Agreement. The Shareholder also agrees to waive, and not to exercise or assert, any dissenters’ or similar rights under Section 351.455 of the MGBCL or other applicable law in connection with the Merger.
In the event that the Shareholder is not present at the meeting at which the vote of the shareholders is taken, the Shareholder has granted to and appointed Equifax and certain designated representatives as the Shareholder’s proxies to vote all of his TALX shares in favor of approval of the Merger Agreement and the Merger and against any acquisition proposal or other transactions that would prevent, impede or delay the Merger.
The Shareholder Agreement will terminate upon the earlier of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.
The foregoing description of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholder Agreement, which is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.
Item 5.01. Change in Control of Registrant.
Reference is made to Item 1.01, which is incorporated herein by reference.
Item 7.01. Regulation FD Disclosure.
Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, TALX is concurrently filing a script relating to a conference call to be held on February 15, 2007 at 8:00 a.m., Eastern Standard Time, to discuss the Merger, which is described in the press release referred to in Item 8.01 below and attached as Exhibit 99.2, a slide presentation relating to the Merger containing supplemental information, and certain other communications.
Item 8.01 Other Events.
On February 14, 2007, TALX and Equifax issued a joint press release announcing the execution of the Merger Agreement. A copy of such press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Additional Information and Where to Find It
In connection with the proposed transaction, a registration statement of Equifax will be filed with the SEC. Equifax and TALX shareholders are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information about Equifax, TALX, and the proposed transaction. The final proxy statement/prospectus will be mailed to shareholders of TALX. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (when available) as well as other filed documents containing information about Equifax and TALX, without charge, at the SEC’s web site (http://www.sec.gov). Free copies of Equifax’s SEC filings are also available on Equifax’s website (www.equifax.com) and free copies of TALX’s SEC filings are also available on TALX’s website (www.talx.com). Free copies of Equifax’s filings also may be obtained by directing a request to Equifax, Investor Relations, by phone to (404) 885-8000, in writing to Jeff Dodge, Vice President—Investor Relations, or by email to investor@equifax.com. Free copies of TALX’s filings may be obtained by directing a request to TALX Investor Relations, by phone to (314) 214-7252, in writing to Janine A. Orf, Director of Finance, or by email to jorf@talx.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
Participants in the Solicitation
Equifax, TALX and their respective directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from TALX’s shareholders with respect to the proposed transaction. Information regarding the directors and executive officers of Equifax is included in its definitive proxy statement for its 2006 Annual Meeting of Shareholders filed with the SEC on April 12, 2006. Information regarding the directors and officers of TALX is included in the definitive proxy statement for TALX’s 2006 Annual Meeting of Shareholders filed with the SEC on July 24, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the registration statement and proxy statement/prospectus and other materials to be filed with the SEC in connection with the proposed transaction.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. See Exhibit Index.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2007		TALX CORPORATION

By:

/s/ L. Keith Graves

L. Keith Graves
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated February 14, 2007, by and among TALX Corporation, Equifax Inc. and Chipper Corporation.*

99.1	Form of Shareholder Agreement, dated February 14, 2007, by and between Equifax Inc. and William W. Canfield.

99.2	Press Release issued jointly by TALX Corporation and Equifax Inc., dated February 14, 2007.

* Contents of the parties’ disclosure letters pursuant to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. TALX will furnish supplementally a copy of the disclosure letters to the SEC, upon request.